EXHIBIT 10.20

The CIT Group Inc. 2016 Omnibus Incentive Plan

Performance-Based Restricted Stock Unit Award Agreement

2019 Long-Term Incentive PBRSU Award

“Participant”:
“Date of Award”:
“Number of RSUs Granted”:

Effective as of the Date of Award, this Award Agreement sets forth the grant of Restricted Stock Units (“RSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant, pursuant to the provisions of the CIT Group Inc. 2016 Omnibus Incentive Plan (the “Plan”).  This Award Agreement memorializes the terms and conditions as approved by the Compensation Committee of the Board (the “Committee”).  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)

Grant of RSUs.  The Company hereby grants to the Participant the Number of RSUs Granted, effective as of the Date of Award and subject to the terms and conditions of the Plan and this Award Agreement.  Each RSU represents the unsecured right to receive one Share in the future following the vesting of the RSU in accordance with this Award Agreement.  The Participant shall not be required to pay any additional consideration for the issuance of the Shares upon settlement of the RSUs.

The grant of RSUs to the Participant will not be effective and the Participant will not be entitled to the issuance of any Shares upon the settlement of the RSUs if the Participant does not accept this Award.  It is a non-waivable condition precedent to the acceptance of this Award that the Participant agree to be legally bound to and comply with the terms and conditions of the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”) and the Notice Period Agreement attached hereto as Exhibit C (the “Notice Period Agreement”).  The Participant agrees and acknowledges that the attached Restrictive Covenant Agreement may impact the Participant’s future employment and that the Company would not have entered into this Award Agreement and granted RSUs to the Participant if the Participant did not agree to be legally bound by and to comply with the Restrictive Covenant Agreement.  The Participant further agrees and acknowledges that the Company would not have entered into this Award Agreement and granted RSUs to the Participant if the Participant did not agree to be legally bound by and to comply with the Notice Period Agreement..

(B)	Vesting and Settlement of RSUs.
(1)

Subject to (A) the Participant’s continued employment with the Company and/or any Subsidiary or affiliate (the “Company Group”) from the Date of Award until the applicable Vesting Date (as defined below), (B) Section (B)(2) and (C) compliance with, and subject to, the terms and conditions of this Award Agreement, one-third (33 1/3%) of the RSUs shall vest on March 1, 2020, March 1, 2021, and March 1, 2022 (each a “Vesting Date”).

(2)

As promptly as practicable following the end of each fiscal year in the 2019 through 2021 “Performance Period” (each such fiscal year, a “Measurement Year”), the Committee shall determine whether the Company’s Capital Ratio (as defined below) met or exceeded the applicable minimum for well-capitalized banks as established by the Federal Reserve for the Measurement Year most recently completed (the “Performance Requirement”).  If the Performance Requirement was not met for that Measurement Year, the Committee may cancel all or a portion of the RSUs that otherwise would have vested on the immediately following Vesting Date, after taking into account such factors as (i) the magnitude of the Capital Ratio below the minimum, (ii) the Participant’s degree of involvement (including the degree to which the Participant was involved in decisions that are determined to have contributed to a Capital Ratio below the minimum), (iii) the Participant’s performance and (iv) such other factors as deemed appropriate.  Any such determination will be in the sole discretion of the Committee and will be final and binding.  “Capital Ratio” means, with respect to each fiscal year, the Company’s Common Equity Tier 1 capital ratio, as shown on the Company’s consolidated financial statements for such fiscal year, but calculated excluding any special, unusual or non-recurring items as determined by the Committee in its sole discretion.

(3)

Each vested RSU shall be settled through the delivery of one Share within thirty (30) days following the applicable Vesting Date (a “Settlement Date”), provided that any fractional Share shall vest and be settled on the last Vesting Date and Settlement Date, respectively, and provided further that the Settlement Date may be delayed, in the sole discretion of the Committee and in accordance with applicable law (including Section 409A (as defined below)), if the Committee is considering whether Sections (B)(2) and/or (L) apply to the Participant.

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(4)

The Shares delivered to the Participant on the applicable Settlement Date (or such date determined in accordance with Section (C) or (D)) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.

(5)

If, after the Date of Award and prior to the applicable Vesting Date, dividends with respect to Shares are declared or paid by the Company, the Participant shall be credited with, and entitled to receive, dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during such period multiplied by the number of unvested RSUs.  Unless otherwise determined by the Committee, dividend equivalents paid in cash shall not be reinvested in Shares and shall remain uninvested.  The dividend equivalents credited in respect of vested RSUs shall be paid in cash or Shares, as applicable, on the Settlement Date.

(6)

Except for Participants who are tax residents of Canada, in the sole discretion of the Committee and notwithstanding any other provision of this Award Agreement to the contrary, in lieu of the delivery of Shares, the RSUs and any dividend equivalents payable in Shares may be settled through a payment in cash equal to the Fair Market Value of the applicable number of Shares, determined on the applicable Vesting Date or, in the case of settlement in accordance with Section (C)(1) or (D), the date of the Participant’s “Separation from Service” (within the meaning of the Committee’s established methodology for determining “Separation from Service” for purposes of Section 409A) or the date of Disability, as applicable.  Settlement under this Section (B)(6) shall be made at the time specified under Sections (B)(3), (B)(5), (C)(1), (C)(2) or (D), as applicable.

(C)	Separation from Service.
(1)

If, after the Date of Award and prior to an applicable Settlement Date, the Participant incurs a Disability (as defined below) or a Separation from Service from the Company Group due to death, each RSU, to the extent unvested, shall vest immediately and shall settle through the delivery of one Share within thirty (30) days following the Participant’s Disability or Separation from Service due to death.  The Participant (or the Participant’s beneficiary or legal representative, if applicable) shall also be entitled to receive all credited and unpaid dividend equivalents at the time the RSUs are settled in accordance with this Section (C)(1).  “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date the Participant suffers from such Disability; provided, however, for a Participant that is a US taxpayer at any time during the period the RSUs vest and become settled hereunder and to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section (C)(1).

(2)

If, after the Date of Award and prior to an applicable Settlement Date, the Participant incurs a Separation from Service initiated (i) by the Participant and at the time of such Separation from Service the Participant meets the conditions of Retirement (as defined below) and no grounds exist such that the Company could terminate the Participant for Cause, or (ii) by the Company without Cause (as defined below and including, for the avoidance of doubt, in connection with a sale of a business unit), and subject to the terms and conditions of the Plan and this Award Agreement, including Section (L) below, the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested as of such Separation from Service, shall continue to vest and be settled on the applicable Vesting Date and Settlement Date in accordance with Sections (B)(1), (B)(2) and (B)(3) above, unless such continued vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation.  “Retirement” is defined as the Participant’s Separation from Service upon or after (A) attaining age 55 with at least 11 years of service with the Company Group, or (B) attaining age 60 with at least 6 years of service with the Company Group, in each case as determined in accordance with the Company Group’s policies and procedures. “Cause” means any of the following: (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) the Participant’s act or omission that causes or may reasonably be expected to cause material injury to the Company Group, its vendors, customers, business partners or affiliates or that results or is intended to result in personal gain at the expense of the Company Group, its vendors, customers, business partners or affiliates; (iii) the Participant’s substantial and continuing neglect of his or her job responsibilities for the Company Group (including excessive unauthorized absenteeism); (iv) the Participant’s failure to comply with, or violation of, the Company Group’s Code of Business Conduct; (v) the Participant’s act or omission, whether or not performed in the workplace, that precludes the Participant’s employment with any member of the Company Group by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) the Participant’s violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which the Participant or member of the Company Group is a member.  Notwithstanding the foregoing and without limiting the Participant’s obligations under the Restrictive Covenant Agreement attached as Exhibit B hereto and any remedies thereunder, any Separation from Service as contemplated in clause (i) above shall be deemed to not meet the conditions of Retirement for purposes of this Section (C)(2) if, at any time during the period from the date of such Separation from Service through the last Vesting Date, the Participant, without the Company Group’s prior written consent, engages directly or indirectly in any Financial Services Business (as defined below), whether as an employee, employer, director, officer, owner, stockholder, partner, member, joint venture(r), independent contractor, consultant, or other contingent worker.  The Committee (or its designee) may, in its sole discretion, require the Participant to submit on or prior to each Vesting Date an affidavit certifying that the Participant has not

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breached this post-retirement conduct restriction, and may condition vesting and settlement of all unvested RSUs on the timely receipt of such affidavit.  In the event the Participant engages in a Financial Services Business as contemplated in this Section (C)(2), any unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the RSUs including, without limitation, dividend equivalents pursuant to Section (B)(5) if the Participant’s Separation from Service was originally intended to constitute a Separation from Service as contemplated in clause (i) above.  "Financial Services Business" is defined as the businesses of commercial and/or consumer banking, lending, financing, guaranteeing and/or other financial services including, but not limited to, deposit, credit, trust and investment services; corporate and specialty financing and banking; asset-based lending; equipment financing; franchise financing; healthcare financing; transportation financing and leasing and other forms of leasing; mortgage financing and services; real estate financing and investments; factoring and other commercial services; treasury management; asset management (including hedge funds); private equity; financial technology business and services; insurance business and services; brokerage and investment banking business and services; syndications; specialized business solutions; or any other businesses or services that the Company Group engages in or plans to be engaged in. The determination of whether a Participant is engaged in a Financial Services Business shall be made in the sole and exclusive discretion of the Chief Human Resources Officer or his/her designee, which determination shall be final, conclusive and binding on the Participant.

(3)

If, prior to an applicable Vesting Date, the Participant’s employment with the Company Group terminates for any reason other than as set forth in Section (C)(1), (C)(2) or (D), the unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the RSUs including, without limitation, dividend equivalents pursuant to Section (B)(5).

(D)	Change of Control.
(1)

Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if a Change of Control occurs before the last day of the Performance Period, the Performance Requirement in Section (B)(2) will not apply to the RSUs that will vest in accordance with this Award Agreement for any uncompleted fiscal years in the Performance Period.

(2)

Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if, prior to an applicable Settlement Date, a Change of Control occurs and within two years of such Change of Control the Participant incurs a Separation from Service (i) due to the Participant’s Retirement, (ii) initiated by the Company without Cause or (iii) initiated by the Participant for “Good Reason” (as defined below), the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested, shall vest upon such Separation from Service and be settled within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation.  “Good Reason” shall mean, without the Participant’s consent, a material diminution of the Participant’s (x) base salary (except in the event of a compensation reduction applicable to the Participant and other employees of comparable rank and/or status), (y) the Participant is reassigned to a work location that is more than fifty miles from his or her immediately preceding work location and which increases the distance the Participant has to commute to work by more than fifty miles, or (z) duties and responsibilities (except a temporary reduction while the Participant is physically or mentally incapacitated or a modification in the duties and/or responsibilities of the Participant and other employees of comparable rank and/or status following a Change of Control), provided, that a Separation from Service for Good Reason shall not occur unless (A) the Participant has provided the Company written notice specifying in detail the alleged condition of Good Reason within thirty (30) days of the occurrence of such condition; (B) the Company has failed to cure such alleged condition within ninety (90) days following the Company’s receipt of such written notice; and (C) if the Committee (or its designee) has determined that the Company has failed to cure such alleged condition, the Participant initiates a Separation from Service within five (5) days following the end of such 90-day cure period.

(E)

Transferability.  The RSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 4.6 of the Plan.

(F)

Incorporation of Plan.  The Plan includes terms and conditions governing all Awards granted thereunder and is incorporated into this Award Agreement by reference unless specifically stated herein.  This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time and as supplemented by this Award Agreement, and to such rules and regulations as the Committee may adopt under the Plan.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

(G)	No Entitlements.
(1)

Neither the Plan nor the Award Agreement confer on the Participant any right or entitlement to receive compensation, including, without limitation, any base salary or incentive compensation, in any specific amount for any future fiscal

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year (including, without limitation, any grants of future Awards under the Plan), nor impact in any way the Company Group’s determination of the amount, if any, of the Participant’s base salary or incentive compensation.  This Award of RSUs made under this Award Agreement is completely independent of any other Awards or grants and is made at the sole discretion of the Company.  The RSUs do not constitute salary, wages, regular compensation, recurrent compensation, pensionable compensation or contractual compensation for the year of grant or any prior or later years and shall not be included in, nor have any effect on or be deemed earned in any respect, in connection with the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group.  The benefits provided pursuant to the RSUs are in no way secured, guaranteed or warranted by the Company Group.

(2)

The RSUs are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group.  The Plan or the Award Agreement does not constitute an employment agreement.  Nothing in the Plan or the Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.

(3)

Subject to any applicable employment agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed.  None of the Plan or the Award Agreement, the grant of RSUs, nor any action taken or omitted to be taken under the Plan or the Award Agreement shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time.  Moreover, the Separation from Service provisions set forth in Section (C) or (D), as applicable, only apply to the treatment of the RSUs in the specified circumstances and shall not otherwise affect the Participant’s employment relationship.  By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever to the extent such rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, any unvested RSUs that are cancelled or forfeited as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, this Award Agreement or the provisions of any statute or law to taxation.  This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.

(H)

No Rights as a Stockholder.  The Participant will have no rights as a stockholder with respect to Shares covered by this Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares on an applicable Settlement Date or as provided in Section (C) or (D), if applicable.

(I)

Securities Representation.  The grant of the RSUs and issuance of Shares upon vesting of the RSUs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Award Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

(1)

He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), and in this connection the Company is relying in part on his or her representations set forth in this section (I)(1); and

(2)

If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(3)

If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

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(J)

Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, postage and fees prepaid, or internationally recognized express mail service, as follows:

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If to the Company, to:

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
Attention: Senior Vice President, Compensation and Benefits

If to the Participant, to the address on file with the Company Group.

(K)

Transfer of Personal Data.  In order to facilitate the administration of this Award, it will be necessary for the Company Group to collect, hold, and process certain personal information about the Participant.  As a condition of accepting this Award, the Participant authorizes, agrees and unambiguously consents to the Company Group collecting, using, disclosing, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) for the primary purpose of the Participant’s participation in, and the general administration of, the Plan and to the transmission by the Company Group of any personal data information related to the RSUs awarded under this Award Agreement, as required in connection with the Participant’s participation in the Plan (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country.  This authorization and consent is freely given by the Participant.  The Participant acknowledges that he/she has been informed that upon request, the Company will provide the name or title and contact information for an officer or employee of the Company Group who is able to answer questions about the collection, use and disclosure of personal data information.

(1)

The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of this Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current.

(2)

Where the transfer is to a destination outside the country to which the Participant is employed, or outside the European Economic Area for Participants employed by the Company Group in the United Kingdom or Ireland, the Company shall take reasonable steps to ensure that the Participant’s personal data continues to be adequately protected and securely held.  By accepting this Award, the Participant acknowledges that personal information about the Participant may be transferred to a country that does not offer the same level of data protection as the country in which the Participant is employed.

(L)	Cancellation; Recoupment; Related Matters.
(1)

The RSUs granted under this Agreement, and any Shares issued or any credited and unpaid dividend equivalents with respect to such Shares or other payments made in respect thereof, shall be subject to the CIT Group Inc. Incentive Compensation Recoupment Policy (“Recoupment Policy”) as the Company Group may amend from time to time, whether or not such Recoupment Policy is otherwise applicable to the Participant. By accepting the grant of RSUs under this Agreement, including the provisions of Exhibit A, Exhibit B, and Exhibit C, the Participant agrees and consents to the Company Group’s application, implementation and enforcement of (a) the provisions of Exhibits A, B, and C, (b) the Recoupment Policy and (c) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company Group may take such actions as are necessary to effectuate the Recoupment Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail.

(2)

Notwithstanding anything contained in the Plan or this Award Agreement to the contrary, to the extent that the Company is required by law to include any additional recoupment, recovery or forfeiture provisions to outstanding Awards, then such additional provisions shall also apply to this Award Agreement as if they had been included as of the Date of Award and in the manner determined by the Committee in its sole discretion.

(3)

The remedies provided for in this Award Agreement shall be cumulative and not exclusive, and the Participant agrees and acknowledges that the enforcement by the Company of its rights hereunder shall not in any manner impair, restrict or limit the right of the Company to seek injunctive and other equitable or legal relief under applicable law or the terms of any other agreement between the Company and the Participant.

(M)	Miscellaneous.
(1)

It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

(2)

The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that, except as provided

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herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.

(3)

This Award Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted in a manner intended to be in compliance therewith.  In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.  If any provision of the Plan or the Award Agreement would, in the sole discretion of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of additional taxes or a penalty tax under Section 409A, the Committee may modify the terms of the Plan or the Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee, in its sole discretion, may determine to be necessary or advisable to avoid the imposition of such penalty tax.  Notwithstanding anything to the contrary in the Plan or the Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.

(4)

Delivery of the Shares underlying the RSUs or payment in cash (if permitted pursuant to Section (B)(6)) upon settlement is subject to the Participant satisfying all applicable federal, state, provincial, local, domestic and foreign taxes and other statutory obligations (including, without limitation, the Participant’s FICA obligation, National Insurance Contributions or Canada Pension Plan contributions, as applicable), provided, that any Participant that is subject to tax regulation in the United Kingdom or Ireland shall also be subject to the provisions of Exhibit A attached hereto, if applicable.  The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.  The Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.

(5)

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Award Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award Agreement in the possession of the Participant.

(6)

This Award Agreement shall be subject to all applicable laws, rules, guidelines and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable, including but not limited to any applicable laws or the rules, codes or guidelines of any statutory or regulatory body in any jurisdiction relating to the remuneration of any Participant (in each case as may be in force from time to time).  The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Award Agreement.

(7)

Nothing in the Plan or this Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the RSUs.  The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the RSUs.

(8)

All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
(10)	This Award Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
(11)

The Participant agrees that the Company may, to the extent permitted by applicable law and as provided for in Section 4.5 of the Plan, retain for itself securities or funds otherwise payable to the Participant pursuant to this Award Agreement, or any other Award Agreement under the Plan, to satisfy any obligation or debt that the Participant owes the Company or its affiliates under any Award Agreement, the Plan or otherwise; provided that the Company may not retain such funds or securities and set off such obligations or liabilities until such time as they would otherwise be distributable to the Participant, and to the extent that Section 409A is applicable, such offset shall not exceed the maximum offset then permitted under Section 409A.

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(12)

The Participant acknowledges that if he or she moves to another country during the term of this Award Agreement, additional terms and conditions may apply and as provided for in Section 4.10.2 of the Plan and the Company reserves the right to impose other requirements to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award Agreement.  The Participant agrees to sign any additional agreements or undertaking that may be necessary to accomplish the foregoing.

(13)

The Participant acknowledges that he or she has reviewed the Company Policies, as defined in the Recoupment Policy, understands the Company Policies and agrees to be subject to the Company Policies that are applicable to the Participant, including, without limitation, the Regulatory Credit Classifications, as defined in the Recoupment Policy, and any credit risk policies in effect from time to time.

(14)

The Participant acknowledges that the Company is subject to certain regulatory restrictions that may, under certain circumstances, prohibit the accelerated vesting and distribution of any unvested RSUs as a result of, or following, a Participant’s Separation from Service.

(15)

The Participant acknowledges that his or her participation in the Plan as a result of this Award Agreement is further good and valuable consideration for the Participant’s obligations under any applicable non-competition, non-solicitation, non-inducement, confidentiality, confidential and/or proprietary information, notice period, inventions, developments, works made for hire, return of property or similar agreement or provisions in effect between the Participant and the Company, including, without limitation, the Restrictive Covenant Agreement and the Notice Period Agreement.

(16)

Neither this Award Agreement or the Shares that may be awarded hereunder represent any right to the payment of earned wages, and the rights of the Participant with respect to any Shares remains fully contingent and subject to the vesting and other terms and conditions of this Award Agreement.

(17)

Any cash payment made pursuant to Section (B)(5) or (B)(6) of this Award Agreement shall be calculated, where necessary, by reference to the prevailing U.S. dollar exchange rate on the proposed payment date (as determined by the Committee in its sole discretion).

(18)

In the event that any provision of this Award Agreement (including the provisions of Exhibits A, B and C attached hereto) is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision valid and enforceable according to applicable law and shall be enforced as amended.

(N)

Acceptance of Award; Binding Non-Competition, Non-Solicitation and Confidentiality Agreement; Binding Notice Period Agreement.  By accepting this Award of RSUs, the Participant is willingly and knowingly agreeing to, and intending to be bound by and to comply with, all of the terms contained in this Award Agreement, including (1) the terms and conditions of the Restrictive Covenant Agreement attached hereto as Exhibit B, and (2) the terms and conditions of the Notice Period Agreement attached hereto as Exhibit C.

The Participant agrees and acknowledges that the attached Restrictive Covenant Agreement may impact the Participant’s future employment and that the Company would not have entered into this Award Agreement and granted RSUs to the Participant if the Participant did not agree to be legally bound by and to comply in full with the Restrictive Covenant Agreement and the Notice Period Agreement.  The Participant further agrees and acknowledges that (1) the attached Restrictive Covenant Agreement and Notice Period Agreement do not supersede, replace, invalidate or otherwise limit or affect any restrictions in any prior or other document or agreement between the Participant and any member of the Company Group regarding confidentiality, confidential and/or proprietary information, return of property, non-competition, non-solicitation or piracy of customers or clients or prospective customers or clients of any member of the Company Group, and/or non-solicitation/non-inducement or hiring of employees of any member of the Company Group, inventions, developments or works made for hire, notice period or other similar provisions (collectively, the “Existing Restrictions”), and (2) any such Existing Restrictions shall remain in full force and effect and the Participant shall remain bound by such Existing Restrictions.  To the extent the restrictions contained in the Restrictive Covenant Agreement or Notice Period Agreement conflict in any way with any Existing Restrictions, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to the Company Group that is enforceable under applicable law.

The Participant may accept this Award by indicating acceptance by e-mail or such other electronic means as the Company may designate in writing or by signing this Award Agreement if the Company does not require acceptance by email or such other electronic means.  If the Participant desires to refuse the Award, the Participant must notify the Company in writing.  Such notification should be sent to CIT Group Inc., Attention: Senior Vice President, Compensation and Benefits, 1 CIT Drive, Livingston, New Jersey 07039, no later than twenty-one (21) days after receipt of the Award Agreement.  If the Participant has not accepted the Award within such twenty-one (21) days, it will be cancelled as of the Date of Award (unless the Company determines in its sole discretion to permit an extension of such period).

2019LTIRSU	8

IN WITNESS WHEREOF, this Award Agreement (including any exhibits attached hereto) has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

Accepted and Agreed:

2019LTIRSU	9

EXHIBIT A

Applicable Foreign Tax Provisions

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

United Kingdom:

The Participant shall also, if requested by the Company, enter into any tax or National Insurance Contributions agreement or election the Company deems necessary, including, without limitation, any election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the acquisition of the RSUs or the Shares issued thereunder.

Ireland:

In a case where the Company or an Affiliate or any other person (the “Relevant Person”) is obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) by virtue of the receipt of any benefit under this Award Agreement or the Plan (whether in cash or Shares) or for any pay related social insurance contributions that are payable or assessable (which, unless the Committee determines otherwise when this Award was made, shall not include employer’s pay related social insurance contributions in Ireland) (together, the “Tax Liability”), the Participant (or his personal representatives) must either:

(1)make a payment to the Relevant Person of an amount equal to the Tax Liability; or

(2)enter into arrangements acceptable to the Relevant Person to secure that such a payment is made (whether by authorizing the sale of some or all of the Shares on his or her behalf and the payment to the Relevant Person of the relevant amount out of the proceeds of sale or otherwise);

and in this regard the Participant (or his or her personal representatives) shall do all such things and execute such documents as the Relevant Person may reasonably require in connection with the satisfaction of the Tax Liability.

2019LTIRSU	10

EXHIBIT B

CIT NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This CIT Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”) is entered into between                     (“Employee”) and CIT Bank, N.A., including its parent entities, subsidiaries and affiliates within the CIT Group Inc. family of companies (and its or their successors and assigns) (collectively, “CIT” or the "Company”).

1.

At-Will Employment.  Employment with CIT is at-will which means that either CIT or Employee may terminate the employment relationship at any time, for any or no reason, with or without cause or prior notice (except as otherwise required by Employee’s Notice Period Agreement).  Nothing in this Agreement alters Employee's status as an at-will employee or creates a contract of employment for any specific period of time or with respect to any other term or condition of employment.

2.

Nature of CIT’s Business.  CIT provides commercial and residential financing, lending, leasing, factoring, banking, and advisory services to a wide variety of industries and customers throughout the United States of America and elsewhere.

3.

Access to Confidential Information.  Employee understands and agrees that CIT’s business depends on the preservation of its: (i) Confidential Information (as defined in Section 5(b) below); (ii) relationships with customers, clients and borrowers (which shall include any individual or entity who obtains or requests a financial product, program or service from CIT) (collectively "Client" or "Clients"); and (iii) personnel.  Employee acknowledges that Employee has been or will be employed by the Company as part of its senior executive team and has had or will have access to Confidential Information and a range of existing and prospective Client relationships and opportunities on an international level and will benefit from compensation and benefit opportunities provided by the Company.

4.

Consideration.  In consideration of: (i) compensation and employment benefits and opportunities offered by CIT to Employee (including any annual discretionary short-term or long-term incentives); (ii) Employee’s employment or continued employment with CIT on an at-will basis (including any promotions); (iii) Employee's access to Confidential Information and existing or prospective Client relationships, vendor and/or other business relationships, and associated goodwill; (iv) specialized training provided by CIT; (v) the mutual covenants and agreements contained herein; and/or (vi) other good and valuable consideration, Employee promises to abide by the obligations set forth in this Agreement.

5.	Confidential Information.
(a)

Protection of Confidential Information.  In the course of employment, Employee will be provided access to and/or develop valuable Confidential Information owned by CIT as well as Confidential Information owned by CIT’s Clients, vendors, franchisors, referral sources, strategic partners, licensors, and other third parties (collectively “Third Party” or “Third Parties”).  Employee promises and agrees at all times during the term of Employee’s employment and thereafter to hold in strict confidence Confidential Information owned by CIT and/or any Third Party.  Employee further agrees not to access, copy, disclose, distribute, misappropriate, remove, store, transmit or use, directly or indirectly, in whole or in part, any Confidential Information owned by CIT or any Third Party except as: (i) necessary in the ordinary course of the Employee's duties

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	1

for CIT; (ii) required by applicable law; or (iii) authorized in writing by an employee who is an Executive Vice President or higher level employee of CIT.  During and after employment with CIT, Employee will take all reasonable measures to protect Confidential Information owned by CIT or any Third Party from any unauthorized use or disclosure.

(b)

Definition of Confidential Information. Employee agrees that "Confidential Information" means both tangible and intangible information owned by CIT or a Third Party which is in print, audio, visual, digital, electronically-stored or any other form that: (i) has been developed or acquired by CIT; (ii) constitutes a trade secret or is proprietary in nature; (iii) is not generally known publicly or to CIT’s competitors; and (iv) the Company has treated as confidential.  Confidential Information includes, but is not limited to:

(i)

Board of Director and Executive Management Committee presentations and materials; operations review materials; operations plans; business, financial, advertising or marketing opportunities, proposals, presentations, plans, budgets, strategies or methods; financial information including forecasts/projections, expense management, budgets, data, financial statements and tax returns; financial management and accounting policies and procedures; risk, credit and pricing policies, procedures, and terms; prices and rates; profit margins; secondary marketing and hedging models; loan, lease and other financial program applications and supporting documents and information; operations and procedure manuals, materials, policies and memoranda; software programs; source code; data models; production reports; security and proprietary technology; analyses; research and developments; know how; methodologies; designs; inventions; innovations; processes; patents; and other business, financial or technical information, improvements, ideas, and concepts, whether or not patentable or whether or not copyrightable;

(ii)	information regarding prospective, existing or former Clients or other Third Parties, including:

a.

the identities and contact information of the Third Parties and/or their key decision makers; Third Party financial and account information, credit worthiness, business plans, forecasts/projections, financial statements, tax returns, trade secrets/patents, and potential transactions; CIT’s analysis of such Third Parties; the particular needs and/or preferences of Third Parties and CIT’s strategies for satisfying those needs and preferences; the existence and terms of any agreements, contracts or programs with Third Parties;

b.

the name, address, email address, telephone number, Social Security number, driver’s license number, employer, place of employment, mother’s maiden name, wage information, income, account number, loan number, account balance, and payment history, transaction or loss history, overdraft history, credit card numbers, debit or ATM card numbers, personal identification number, password, credit history and credit score, information obtained from a consumer or commercial credit reporting agency, information regarding transactions and experiences and creditworthiness, financial transaction data, or other data which can be reasonably linked to such

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	2

information; and

c.	any other information relating to Third Parties.

(iii)	information regarding former, existing or potential loans, leases or other financial products or programs, including revenues, costs and profitability;

(iv)

information regarding proprietary integrated distribution networks and technology platforms, including any customizations or improvements made to commercially available hardware or software products, and any networks and technology platforms developed for any franchise financing programs or other lending programs or finance and lease products, including network architecture and software code;

(v)

information regarding employees, directors, officers, agents, independent contractors, consultants and/or other forms of contingent workers, including their skills and abilities, assignments, and performance;

(vi)	information regarding, or used in, employee training;

(vii)	information regarding past, present or potential mergers, acquisitions, divestitures and other transaction information and documents, whether or not the transaction was completed;

(viii)	information regarding CIT stock or assets;

(ix)	information marked “Internal Use Only,” “Confidential,” “Restricted” or other similar classification; and

(x)	information which may be available from public sources but which has been compiled through time and effort and is not available in such compiled form.

(c)

Questions regarding Confidential Information.  The foregoing are only examples of CIT’s Confidential Information.  If Employee is uncertain as to whether any particular information or material constitutes Confidential Information, Employee shall ask Employee’s manager or, if Employee is no longer employed by CIT, CIT’s General Counsel, prior to use or disclosure of such information or material.

(d)

Continuing Obligations with respect to Confidential Information. Confidential information includes such information disclosed to Employee prior to or after the execution of this Agreement, and shall continue until a specific item of Confidential Information either becomes public knowledge or independently comes into the possession of Employee in a lawful manner unrelated to Employee’s employment with CIT.  Employee agrees that Confidential Information does not cease to be confidential if disclosed to a Third Party or other person or entity through any confidentiality agreement or similar protection, as long as the information is not voluntarily made public by CIT.  Further, at all times during employment, Employee shall promptly advise Employee’s Human Resources representative and CIT’s Law Department of any known or suspected unauthorized (intentional or unintentional) use or disclosure of CIT’s Confidential Information.

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	3

(e)

Former Employer Information.  Employee agrees that Employee will not, during Employee’s employment with CIT, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto the premises of CIT any unpublished or published documents containing confidential or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity.

(f)

National Labor Relations Act Exclusion.  Nothing contained in this Agreement is intended to prohibit or restrict communications regarding wages, benefits, or other terms and conditions of employment, or that otherwise are legally protected under the National Labor Relations Act (if and only to the extent applicable), or under any applicable federal, state or local laws.

(g)

Whistleblower Protections.  Nothing in this Agreement prohibits or restricts Employee from: (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local governmental agency or commission (“Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency with respect to a potential violation of law or regulation, including providing documents or other information, without notice to the Company; or (iii) receiving an award from a government-administered whistleblower award program for providing information to a Government Agency.

(h)

NOTICE PURSUANT TO THE DEFEND TRADE SECRETS ACT OF 2016.  Notwithstanding the terms of this Section 5, Employee acknowledges that Employee has hereby been notified that Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Furthermore, Employee understands that if Employee files a lawsuit alleging that Employee was subjected to retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.  Notwithstanding the foregoing, Employee expressly agrees to honor the confidentiality obligations in this Agreement and will share Confidential Information with Employee’s attorney or with the government official or agency only in accordance with this Section.  Nothing in this Agreement shall be construed to permit or condone unlawful conduct including, but not limited to, the theft or misappropriation of Company property, trade secrets or information.

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	4

6.

Inventions and Other Developments.  With regard to any and all inventions or developments that relate to the Company’s business, involve the use of CIT information or property, or that Employee develops or acquires within the scope of Employee’s employment by the Company (“Developments”):

(a)

All Developments and related records or information in any form shall become and remain the exclusive property of the Company and, to the extent Employee has any rights thereto, Employee hereby assigns all such rights, title, and interest to the Company, except as provided in the state notices set forth in the Invention Notice Schedule attached as Schedule 1 to this Agreement, which, if applicable, Employee acknowledges having read and received.  All copyrightable Developments shall be deemed "works made for hire" under the U.S. Copyright Act for CIT's benefit.

(b)

Upon request, Employee, whether during or after Employee’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary to: (a) vest the Company with full and exclusive right, title, and interest to the Developments, and (b) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, mask work, trademark registrations (including domain names), and copyrights covering the Developments.

(c)

If CIT is unable for any reason to secure Employee’s signature to apply for or to pursue an application for registration or other protection of any Developments and intellectual property rights assigned to CIT, then Employee hereby irrevocably designates and appoints CIT and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf to execute and file any such applications, to do all other lawfully permitted acts to further the prosecution and issuance of letters of patent, mask work, trademark registrations (including domain names) and copyrights and any acts necessary to obtain and enforce the full benefits, enjoyment, rights and title, with the same legal force and effect as if executed by Employee.  Employee hereby waives and quitclaims to CIT any and all claims, of any nature whatsoever, which Employee now has or may hereafter have for infringement of any patents, mask works, trademark registrations (including domain names) and copyrights resulting from any such application for letters of patent, mask work, trademark registrations (including domain names) and copyright registrations assigned hereunder to CIT.

7.

Prior Inventions and Other Developments.  Employee represents that there are no inventions or developments, whether or not patented, copyrighted or trademarked, which Employee conceived or created solely or jointly prior to employment with CIT and which Employee intends to exclude from this Agreement, except as appended hereto.

8.

Exit Interview.  Employee shall, if requested, participate in an exit interview, identify future business or employment plans, describe the nature of those plans, and reaffirm in writing Employee’s obligations set forth in this Agreement.

9.

Notice of New Employment or Business.  For one (1) year after employment with CIT, Employee shall: (i) promptly notify CIT in writing of any new employment or business engagement, including the name and address of the entity and the nature of Employee’s new duties; (ii) promptly notify all recruiters, employment agencies, employment consultants, prospective

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	5

employers and/or prospective business or other contracting partners of Employee’s restrictions under this Agreement; and (iii) consent to CIT notifying any person with whom Employee enters into an employment or other business or contractual relationship of Employee’s obligations under this Agreement.

10.

Non-Competition.  During employment with CIT and for one (1) year thereafter, Employee shall not, without CIT's prior written consent, compete with CIT by engaging, in a competitive capacity, either directly or through the direction, control or actions of others, in any Competing Business whether as an employee, employer, director, officer, owner, stockholder, partner, member, joint venturer, independent contractor, consultant, or other contingent worker.  The geographic reach of this non-competition restriction shall be the United States of America and any other country in which CIT conducted business during Employee’s employment, and Employee acknowledges and agrees that Employee’s work was international in scope.  For purposes of this Agreement:

(a)

“Competing Business” is any person or entity that competes with CIT in the sale, origination, marketing, production, distribution, research or development of Competing Products in the same markets; and

(b)

“Competing Products” are any products or services in existence or under development that compete with any products or services of CIT about which Employee obtained Confidential Information or for which Employee provided advisory services or had sales, origination, marketing, production, distribution, risk, credit, finance, technology, research, development, strategic or other job-related responsibilities in the last twenty-four (24) months of employment with CIT.

11.

Non-Solicitation of Customers and Clients.  During employment with CIT and for one (1) year thereafter, Employee shall not, directly or through the direction, control or actions of others: (i) solicit for any Competing Business any Client of CIT or any specifically identified prospective Client of CIT; (ii) utilize any of CIT’s Confidential Information to solicit, take away or divert business from, and/or influence or attempt to influence, any Client of CIT or any specifically identified prospective Client of CIT; or (iii) cause or attempt to cause a Client of CIT or any specifically identified prospective Client of CIT to terminate or diminish its business with CIT.  These restrictions shall apply only to Clients of CIT or specifically identified prospective Clients of CIT whom, in Employee’s last twenty-four (24) months of employment with CIT, Employee (i) solicited or interacted with on behalf of CIT, (ii) maintained a business relationship for CIT, or (iii) obtained Confidential Information about on behalf of CIT.

12.

Non-Inducement of Employees.  During employment with CIT and for one (1) year thereafter, Employee shall not, directly or through the direction, control or actions of others: (i) solicit, recruit, induce or otherwise encourage CIT employees to end their employment with CIT or become employed with or otherwise engaged by any person or entity other than CIT; (ii) take any action to assist any subsequent employer or any other person or entity in soliciting or inducing any CIT employee to end their employment with CIT or become employed with or otherwise engaged by any person or entity other than CIT; or (iii) hire or retain (as an employee, independent consultant/contractor or other contingent worker) any person who was employed with CIT within the preceding six (6) months.

13.	Minimum Restriction Necessary; Severability. The parties hereto intend to restrict the activities of Employee only to the extent necessary for the protection of the Company’s legitimate

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	6

business interests.  In the event that any provision of this Agreement (including the provisions of Schedule 1 attached hereto) is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision valid and enforceable according to applicable law and shall be enforced as amended.  Any such modification shall not affect the other provisions or clauses of this Agreement in any respect.  The invalidity or unenforceability of any provision or clause of this Agreement shall not affect the continued validity or enforceability of any other provisions or clauses hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or clause were omitted.

14.

Extended Duration for Violations and During Lawsuit.  Employee agrees that the duration of the non-competition, non-solicitation and non-inducement obligations set forth in Sections 10-12 of this Agreement (the "Restrictions") shall be extended by, and their expirations tolled during, the period of time in which Employee is in breach of those Restrictions. Employee further agrees that the duration of the Restrictions in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of the Agreement until the lawsuit is finally resolved and all rights of appeal have expired.  Asserting any claims against CIT will not relieve Employee of the Restrictions or constitute a defense to enforcement of this Agreement, unless otherwise provided by law.  The purpose of this section is to ensure that CIT receives the full one (1) year of protection from unfair competition upon which CIT has relied in entering into this Agreement and that Employee does not benefit from any breach or challenge.

15.

Notification to New Employer.  Employee acknowledges and consents that if Employee leaves CIT’s employment and is employed by a new employer, CIT may notify any such new employer of Employee’s obligations under this Agreement, and that such notification will not be deemed a tortious interference with Employee’s new employment.

16.

Company’s Remedies.  The parties agree that the services to be rendered by Employee are special and unique in nature, as well as international in scope and responsibility.  Employee hereby acknowledges and agrees that: (i) any breach or violation of this Agreement would result in irreparable injury to the Company; and (ii) the enforcement of a remedy by way of injunction would not prevent Employee from earning a living.  Employee further acknowledges and agrees that Employee’s breach of any of the Restrictions will not be adequately compensated by monetary damages alone and that, in the event of a breach, CIT shall be entitled to: (i) preliminary and permanent injunctive relief in addition to any other legal or equitable remedies available to CIT; (ii) an equitable accounting of all profits or benefits arising out of such violation or breach; and (iii) direct, incidental, and consequential damages to CIT arising from the violation or breach.  These rights and remedies shall be cumulative and in addition to any and all other rights and remedies to which CIT may be entitled.  If Employee is found to have breached this Agreement or CIT is successful in obtaining a court order prohibiting Employee from violating this Agreement, CIT will be entitled to collect from Employee its damages and reasonable attorneys’ fees incurred by CIT in seeking to enforce this Agreement.

17.

Scope of Restrictions.  Employee acknowledges and agrees that the Restrictions and other obligations placed on Employee in this Agreement are reasonable and necessary to protect and preserve CIT's legitimate business interests.

18.

Choice of Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement or relating to or arising

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	7

from this Agreement, Employee hereby submits to and consents to the exclusive jurisdiction of the courts in the State of New York, including the U.S. federal courts located therein.
19.

General Terms; Entire Agreement.  This Agreement shall not supersede, replace or diminish Employee’s common law obligations to CIT as Employee’s current or former employer.  Employee agrees and acknowledges that (1) this Agreement does not supersede, replace, invalidate or otherwise limit or affect any restrictions in any prior or other document or agreement between Employee and CIT regarding confidentiality, confidential and/or proprietary information, return of property, non-competition, non-solicitation or piracy of customers or Clients of CIT or prospective customers or Clients of CIT, and/or non-solicitation/non-inducement or hiring of employees of CIT, inventions, developments or works made for hire or other similar provisions (collectively, the “Existing Restrictions”), and (2) any such Existing Restrictions shall remain in full force and effect and Employee shall remain bound by such Existing Restrictions.  To the extent the restrictions contained in this Agreement conflict in any way with any Existing Restrictions, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to CIT that is enforceable under applicable law.  Employee's obligations under this Agreement shall survive separation of Employee's employment with CIT for any reason and, shall likewise survive any changes in the terms and conditions of Employee’s employment.  This Agreement will inure to the benefit of CIT, its successors and assigns without Employee’s further approval or consent.  However, Employee may not assign this Agreement or delegate any responsibilities thereunder.  No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged.  The waiver by CIT of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Except as expressly permitted herein, this Agreement may be amended or modified only by a written agreement executed by the Employee and a duly authorized representative of CIT or CIT’s successor.  Except as set forth above in this Section 19, this Agreement supersedes all prior agreements, promises, and representations, whether oral or written, express or implied, only to the extent they contradict or conflict with the provisions hereof and provided this Agreement is deemed enforceable.  This Agreement shall be construed in accordance with the intent of the parties, as expressed herein and not strictly for or against either party.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL TO THE EXTENT EMPLOYEE WISHES TO DO SO, AND IS SATISFIED THAT EMPLOYEE UNDERSTANDS IT COMPLETELY.

CIT Bank, N.A.

EMPLOYEE:

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	8

Schedule 1

to Exhibit B

Invention Notice Schedule

If Employee lives in one of the states listed below, the notice for such state will apply to Section 6 of the CIT Non-Competition, Non-Solicitation and Confidentiality Agreement, and Employee acknowledges that Employee has read and received such notice:

California

The following notice applies to employees who live in the State of California:

In accordance with California law, this Agreement does not apply to inventions that I developed entirely on my own time without using the Company's equipment, supplies, facilities or trade secret information, except for those inventions that either: (a) relate, at the time of conception or reduction to practice of the invention, to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company.

Illinois

The following notice applies to employees who live in the State of Illinois:

In accordance with Illinois law, this Agreement does not apply to, and I have no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for the Company.

Kansas

The following notice applies to employees who live in the State of Kansas:

In accordance with Kansas law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, unless: (a) the invention relates directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by me for the Company.

Minnesota

The following notice applies to employees who live in the State of Minnesota:

In accordance with Minnesota law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company.

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	9

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North Carolina

The following notice applies to employees who live in the State of North Carolina:

In accordance with North Carolina law, this Agreement does not apply to an invention that I developed entirely on my own time without using the Company's equipment, supplies, facility or trade secret information except for those inventions that (a) relate to the Company's business or actual or demonstrably anticipated research or development, or (b) result from any work performed by me for the Company.

Utah

The following notice applies to employees who live in the State of Utah:

I acknowledge and agree that this Agreement is not an employment agreement under Utah law or otherwise.  However, if and only to the extent this Agreement is deemed to be covered by the restrictions set forth in Utah Code Ann. § 34-39-3, this Agreement will not apply to an invention that is created by me entirely on my own time and is not an employment invention as defined in Utah Code Ann. § 34-39-2(1), except as permitted under Utah Code Ann. § 34-39-3.

Washington

The following notice applies to employees who live in the State of Washington:

In accordance with Washington law, this Agreement does not apply to, and I have no obligation to assign or offer to assign to the Company, any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	10

EXHIBIT C

NOTICE PERIOD AGREEMENT

This Notice Period Agreement (“Agreement”) is entered into between                   (“Employee”) and CIT Bank, N.A., including its parent entities, subsidiaries and affiliates within the CIT Group Inc. family of companies (and its or their successors and assigns) (collectively, “CIT” or the "Company”).

1.

At-Will Employment.  Employment with CIT is at-will, which means that either CIT or Employee may terminate the employment relationship at any time, for any or no reason, with or without cause or prior notice (except as otherwise required by this Agreement).  Nothing in this Agreement alters Employee's status as an at-will employee or creates a contract of employment for any specific period of time or with respect to any other term or condition of employment.

2.

Consideration.  In consideration of: (i) compensation and employment benefits and opportunities offered by CIT to Employee (including any annual discretionary short-term or long-term incentives); (ii) Employee's employment or continued employment with CIT on an at-will basis (including any promotions); (iii) Employee’s access to CIT confidential and/or proprietary information, and existing or prospective client, vendor and/or other business relationships and associated goodwill; (iv) specialized training provided by CIT; (v) the mutual covenants and agreements contained herein; and/or (vi) other good and valuable consideration, Employee promises to abide by the obligations set forth in this Agreement.

3.	Nature of Employee’s Position. Employee has been offered or holds a senior or executive level position with CIT which CIT considers critical to its business operations.
4.

Notice Period.  In exchange for Employee’s compensation, benefits, employment  and other consideration outlined in paragraph 2 of this Agreement and notwithstanding anything contained herein or under any plan, program, arrangement or policy of, or agreement with, the Company to the contrary including, but not limited to, the at-will nature of Employee’s employment, Employee hereby agrees to provide the Company with 90 days advance written notice of Employee’s intent to end Employee’s employment with the Company (the “Notice Period”).  The Notice Period will commence on the date that Employee delivers written notice of intent to end Employee’s employment and end 90 days thereafter (on the “Resignation Date”), unless waived or terminated earlier by the Company as described in paragraph 6 of this Agreement.  Employee will remain an employee of the Company throughout the Notice Period and will continue to receive Employee’s base salary and be eligible for the employee benefits in effect during the Notice Period.  In the event of Employee’s voluntary resignation, Employee will not be eligible for any annual discretionary short-term or long-term incentives not yet awarded for any period, whether before, on or after the Resignation Date.  Any annual discretionary short-term or long-term incentives awarded prior to the Resignation Date will continue to be governed by the terms of the applicable award agreements, plans and policies.

5.

Continuing Obligations.  During the Notice Period, Employee will be expected to continue to undertake such duties and responsibilities as are assigned to Employee by the Company, including duties to assist the Company with the transition of Employee’s responsibilities and maintaining the Company’s business, business relationships, and goodwill.  Employee also will continue to be bound by and must comply with Employee’s: duty of loyalty to CIT; applicable obligations with respect to confidentiality, confidential and/or proprietary information, inventions, developments, works made for hire, non-solicitation/non-inducement, non-competition or other similar provisions (including, without limitation, those obligations set forth in other agreements with the

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Company, which shall remain in effect); and all other fiduciary duties and obligations owed to the Company.  Employee also will be required to comply with CIT’s Code of Business Conduct, Employee Handbook and all other applicable Company policies, as amended from time to time.

6.

CIT Right to Terminate.  The Company expressly reserves the right, in its sole and absolute discretion, to waive or terminate all or part of the Notice Period, change or suspend any of Employee’s duties and powers and relocate Employee’s office for all or part of the Notice Period including, without limitation, directing or requiring that Employee remain away from the Company’s premises during all or part of the Notice Period, and/or take such other action(s) as determined by the Company to aid and assist in the transition process associated with Employee’s departure.  Employee is required to abide by the Company’s direction during the Notice Period, which direction shall be final, conclusive and binding on Employee.  In the event that the Notice Period is waived or terminated, in whole or in part, by the Company, Employee’s compensation and benefits will end on the last day of Employee’s employment.

7.

Return of CIT Property.  On or before the Resignation Date, on a date to be set by the Company, Employee shall return to the Company all CIT property then in Employee’s possession and all property made available to Employee in connection with Employee’s service to the Company including, without limitation, any and all cellular telephones, PDAs, Blackberries, iPads, tablets, computers, keys, card keys, security passes, Company identification cards, Company credit or phone cards, office supplies, computer access codes and programs, templates developed by the Company, and any and all tangible matter containing confidential and/or proprietary information.

8.

Irreparable Harm.  Given the strategic nature and importance of Employee’s position with CIT, Employee hereby acknowledges that the Company, and its client relationships, business operations and business opportunities, would likely suffer irreparable harm if Employee was to resign or otherwise end Employee’s employment without providing sufficient notice to the Company and an opportunity for an orderly transition of Employee’s responsibilities and business relationships.  Employee also acknowledges and agrees that, because Employee’s services are personal and unique, and because Employee will have access to and will be acquainted with the Company’s confidential and/or proprietary information, to the fullest extent permitted by applicable law, the Notice Period will be enforceable by equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of the Notice Period.

9.

Scope of Restrictions.  Employee acknowledges and agrees that the obligations placed on Employee in this Agreement are reasonable and necessary to protect and preserve CIT's legitimate business interests.

10.

Choice of Law.  This Agreement shall be governed and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement or relating to or arising from this Agreement, Employee hereby submits to and consents to the jurisdiction of the courts in the State of New York, including the U.S. federal courts located therein.

11.

General Terms.  This Agreement shall not supersede, replace or diminish Employee’s statutory or common law obligations to CIT as Employee’s current or former employer or Employee’s other applicable obligations with respect to confidentiality, confidential and/or proprietary information, return of property, inventions, developments, works made for hire, non-solicitation/non-inducement, non-competition or other similar provisions (including, without limitation, those obligations set forth in other agreements with the Company which shall remain in effect), or any other agreements,

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provisions, promises or obligations regarding notice of resignation or termination that do not contradict or conflict with the provisions of this Agreement.  To the extent any provision contained in this Agreement conflicts in any way with any other applicable provisions, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to CIT that is enforceable under applicable law.  This Agreement will inure to the benefit of CIT, its successors and assigns without Employee’s further approval or consent.  However, Employee may not assign this Agreement or delegate any responsibilities thereunder.  In the event that any provision of this Agreement is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision valid and enforceable according to applicable law and shall be enforced as amended.  Any such modification shall not affect the other provisions or clauses of this Agreement in any respect.  The invalidity or unenforceability of any provision or clause of this Agreement shall not affect the continued validity or enforceability of any other provisions or clauses hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or clause were omitted.  No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged.  The waiver by CIT of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Except as expressly permitted herein, this Agreement may be amended or modified only by a written agreement executed by Employee and the Company’s Chief Human Resources Officer or General Counsel and/or their designees or CIT’s successor.  Except as set forth above in this paragraph 11, this Agreement supersedes all prior agreements, provisions, promises, obligations, understandings and representations, whether oral or written, express or implied, only to the extent they contradict or conflict with the provisions of this Agreement and  provided that this Agreement is deemed enforceable.  This Agreement shall be construed in accordance with the intent of the parties, as expressed herein, and not strictly for or against either party.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL TO THE EXTENT EMPLOYEE WISHES TO DO SO, AND IS SATISFIED THAT EMPLOYEE UNDERSTANDS IT COMPLETELY.

CIT Bank, N.A.

EMPLOYEE:

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